EXHIBIT 99.1

SUN HYDRAULICS CORPORATION
CONFERENCE CALL TRANSCRIPT
Moderator: Richard Arter
March 2, 2005
3:00 p.m. CT

Richard Arter: ... lines for questions and answers. We will initially take most of the questions from the dial-in participants, and then take questions from the audience here.

Before we begin, as usual, please be aware that any statements made in today’s presentation that are not historical facts are considered forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. For more information on forward-looking statements, please refer to yesterday’s press release.

I would now like to turn the call over to Dick Dobbyn.

Richard Dobbyn: Thank you, Rich. Good afternoon everyone. We had another great quarter to finish an excellent year. We believe our most important achievement in 2004 was our ability to maintain and improve our on-time delivery, even with a 33 percent increase in sales. This capability will help Sun to continue to grow in all our markets, both short- and long-term.

The rebound in the U.S. market was very strong in 2004, has remained strong in January and February of this year. 2004 sales in the U.S. increased 40 percent compared to 2003, and our international business remained strong with sales up 27 percent.

While the 33 percent increase in total sales had a major positive effect on margins, we were also able to offset the effect of material cost increases and further improve margins through higher productivity. This enabled us to hold the line on pricing. As a result, we believe we have gained market share. In 2005 we’ll continue to find new and better ways to service our customers. We plan to invest in marketing and productivity improvements at a level — at a level comparable to 2004.

I will now ask (Trisha) to cover the financial results, and then we’ll be back to answer any questions.

(Trisha): Thanks, Dick. I’d first like to comment briefly on the fourth quarter results compared to 2003. Fourth quarter net sales were up 33 percent to 23.5 million. Net income rose to two million, compared to 600,000 in 2004. And basic and diluted earnings per share increased to 29 cents, versus nine cents for last year.

Now to summarize the results for the year, 2004 net sales were 94.5 million, a 33 percent increase over last year. Net income increased substantially to almost eight million, compared to two million. Basic and diluted earnings per share were $1.14, compared to 33 cents in 2003.

Net sales in the United States operation increased 38 percent, with shipments to Asia up 29 percent, Canada up 27 percent, and domestic shipments up 40 percent. Net sales in the United Kingdom operation increased 18 percent, primarily due to increases in sales to European distributors, while England domestic sales were flat. German operation net sales increased 38 percent, with increases in all markets served. And net sales in Korea — in the Korean operation increased 27 percent, due to increased shipments stimulated by Korean customers meeting demand from China, coupled with growth in the domestic Korean business.

Gross profit was up 54 percent to 28.5 million in 2004, compared to 18.5 million in 2003. Gross profit as a percentage of net sales increased to 30 percent in 2004, compared to 26 percent in 2003. This increase was due to the increased sales volume, as well as productivity improvements, both of which more than offset increased material and employee benefit costs.

Selling, engineering, and administrative expenses in 2004 were 16 million, a 10 percent increase compared to 15 million in 2003. The increase was primarily due to higher employee wage and benefit costs of one million, including the establishment and funding of an employee stock ownership plan.

The company paid quarterly dividends each of the four quarters of 2004. Dividends in the first quarter were four cents per share, and were raised to five cents per share for the second and third quarters. The board again raised the dividend in the fourth quarter to 7.5 cents, resulting in total dividends per share for the year of 21.5 cents.

Net cash from operations in 2004 was 15 million, compared to 9.5 million in 2003. The 5.5 million increase was primarily due to the increase in net income of 5.7 million, while working capital excluding cash remains relatively static. Cash on hand increased 4.5 million. Capital expenditures were five million. Debt was reduced six million. And 1.5 million was paid to shareholders in dividends. Days sales outstanding increased slightly from 33 to 35, and inventory turns improved from 8.1 to 9.4.

Looking forward, as order rates remained strong in January and February, sales for the first quarter are projected to be 27.5 million, a 29 percent increase over the first quarter of 2004. Net income per share at that sales level would be 38 to 41 cents. Thank you. Rich?

Richard Arter: Thanks (Trisha). OK, Keith. We’d like to open the line for calls right now.

Operator: OK. Just a moment and we’ll let our roster assemble.

And we’ll go first to Scott Macke with Robert W. Baird. Please go ahead.

Scott Macke: Hello everybody.

Richard Arter: Hello Scott.

(Trisha): Hello.

Scott Macke: Congratulations on a great quarter.

Richard Arter: Thank you.

(Trisha): Thank you.

Scott Macke: Hey, want to first talk about the outlook for the first quarter ‘05. Obviously very strong top-line growth there. Was curious how that breaks out U.S. relative to international sales growth?

Richard Arter: Got that Dick?

Richard Dobbyn: Yes. The mix would stay pretty much the way it’s been, but I think we’ll have — we’re seeing more on the domestic — U.S. domestic side.

Scott Macke: So, you mean — so if I look in — I guess as I look at U.S. relative to international then, international sales grew at a slower rate, especially towards the — towards the fourth quarter, as you had said in the last conference call. Is that a trend that you expect to continue to then into the first half of ‘05, that the international growth rate will be slower than that of the U.S.?

Richard Dobbyn: At the moment that’s what we’re seeing, yes.

Scott Macke: OK. Thank you. And I guess I want to take a — I know you didn’t talk specifically about the second quarter, but as we get into ‘05 then we start to lap some of these very high growth rates, especially in the U.S. And looking at that 52 percent year-over-year growth rate in the second quarter of ‘05, was curious your thoughts in terms of what kind of growth you might be able to achieve on top of that comparison?

Richard Dobbyn: That’s what we were wondering too Scott, but just kidding. But really if you look back historically, just about in any year, the second quarter is always the best year — best quarter. So, that’s what we’re hoping for.

Scott Macke: Fair enough. I’ll hop back in the queue.

Richard Dobbyn: How do you see it? Do you think that’ll ...

Scott Macke: Well, if that’s true, it looks like a big quarter, huh?

Richard Arter: Yes, what do you see out there in the third though Scott?

Richard Dobbyn: Yes.

Scott Macke: Do you really want me to say? I’ll hop back in the queue.

Richard Arter: OK.

Richard Dobbyn: Thank you.

Richard Arter: Do we have another dial-in call Keith?

Operator: Yes sir. And as a reminder to the audience, it’s star one for questions. We’ll go next to Brent Miley with Rutabaga Capital. Please go ahead.

Brent Miley: Yes. Hi. I was hoping you might answer a couple questions I had. One is I was wondering what kind of operating rates you’re running at, and where you guys are in terms of capacity? You’ve had some real healthy growth. I’m wondering kind of where you are on that front. Related to that, I was wondering if you might talk about what kind of cap ex you might have for the coming year.

Richard Dobbyn: Sure Brent. And actually we got a question about capacity, so I thought I’d take your question and the question that came in over the Internet. And this is a question from (Mike Brag), independent investor. He has three questions, all related. What is Sun’s revenue generating capacity? Does it matter where the demand increase occurs? And are the facilities in Sarasota, Coventry, Erkelenz, and Inchon dependant on one another? So, I’ll answer your question Brent, and his questions.

Brent Miley: Sure.

Richard Dobbyn: I’m going to start with his last question, which is the dependency of the operations on each other. And I’ll answer it this way. In each Sun location throughout the world, we design, manufacture, and outsource manifold blocks. The custom manifolds. The cartridges are made largely in the U.S., and these are the standard product going into the custom manifold location. We also manufacture cartridge valves in the U.K. So, the answer is, they’re dependent upon the U.S. and the U.K. to send them products. So, does it matter where the demand increase occurs? No it doesn’t.

So, what is our capacity, as you asked, Brent, and his question is, what is the revenue generating capacity? And because we don’t use top-down modeling on capacity, I’m not going to give you an answer to that. But I’ll tell you how we do it. We have ongoing bottoms-up approach to capacity, in that we in a very formal way, and (Tim Sweeny), our manufacturing fellow knows this more than anybody, and is looking at me now saying, don’t blow it Dick. We’re looking constantly at bottlenecks, and solving those bottlenecks. OK?

So, we’re constantly managing the labor, the machinery, the processes, and our suppliers, whether it be new suppliers or outsourcing non-critical parts to our current suppliers. So, that’s an ongoing basis, even in the midst of what I would call almost a depression here prior to the upturn last year in business, we were worried about capacity. And we plan for it, and you saw how we’re doing. The first two months of this year we have jumped up again another 30 percent, and I won’t say that we’re not starting to break a little sweat, but we’re keeping our on-time delivery to customer (equip) at the high level they’ve been at.

Richard Arter: Plans. Plans and ...

Richard Dobbyn: Oh yes. So, the one thing that’s missing in all of that is what happens when you run out of physical space? And right now having doubled our production capacity in the U.K. last year, and looking at what we’re looking at now in terms of bringing in additional people and machinery into the U.S. operations, we don’t see that that will be a limiting — a capacity-limiting thing in the near term, even given the continuing ((inaudible)) space.

Now if it does, and then if we start to see it keep going up and up, we have purchased land just down adjacent to this building, and we have rather finished blueprint plans to put up another building there, should we need it.

Brent Miley: Have you guys quantified the cap ex for the new machines, and the new efforts in the U.K., and in the U.S.?

Richard Dobbyn: I’m sorry. I forgot that. We’ll spend about five million, which would be about the same as this past year Brent.

Brent Miley: OK. Great and then one question on margins. You guys have shown exceptional leverage, really done a tremendous job, which is what you guys always said was when the demand comes back, you should be in real good shape. Does the leverage — did we start getting diminishing returns at some point? Do you still feel like the operating margins can improve with the increased volume? Or is there any sort of an offset that I should be aware of?

Richard Dobbyn: I don’t think we’re going to have any diminishing returns on the margins. And again, because we don’t think we have any big capacity constraints, we don’t think that we’re going to be hurting our margins by not being able to get a product out efficiently. However, at this level of volume I think we can hold — at least hold the margins we’ve seen last year.

Brent Miley: OK and then one more, if I could. Is there any change with all the growth; is the order size still the same? Do you guys — have you gotten any new large pieces of business? Or has it still been incredibly diversified?

Richard Dobbyn: It’s incredibly diversified. We can’t point to any one specific customer or area.

Brent Miley: Great. Thanks a lot.

Richard Dobbyn: Thank you.

Richard Arter: Thanks Brent. Any more dial-in questions Keith?

Operator: That was it for the phone questions.

Richard Arter: OK. Let me shift and see if there’s any questions here in the room. Anybody have any questions here? OK. I’m sorry. Go ahead.

Male: You have very admirable average days outstanding, with 30 something days. What are your standard terms?

Richard Dobbyn: Our standard terms are 2.5 10 net 30, and a guy named (Bruno) from South Providence. When Bob founded the company, he knew that the biggest problem most companies had was getting enough cash. So, we have very liberal payment terms, and as a result we don’t have any collection department. And it works.

Richard Arter: Let me read a question that came in via email. And we’ll respond to that one. This is from Mr. (Sharma). I would like to know more about the plans to increase the market share in the year 2005. Will you be introducing newer products? Will you be entering newer segments of the market? Or will you be entering markets of more countries?

Richard Dobbyn: Yes.

Richard Arter: Yes. I think the answer is yes. Go ahead.

Richard Dobbyn: Do you want me to start?

Richard Arter: Go ahead. You start.

Richard Dobbyn: You know, we have recently put a lot of emphasis on the electrically actuated valves driving our custom valve packs. That’s with the solenoid proportional valves, and we’re continuing to expand into that line. And also we are pushing the valve patch, which is a combination of the custom manifold made locally, and the valves out of Sarasota. We’re getting into more and larger hydraulic systems.

We have also done a study on the use of our Web site, and we’re finding people from all corners of the earth that are using this to do some rudimentary design. And these are mechanical design engineers. They’re getting at our products through the Website, and we think that’s going to expand quite a bit. Do you have any ...

Richard Arter: One thing I might add to that is Sun’s introducing new products all the time. Continuously. And they generally take a while to get into the marketplace. But it’s not just the single new product that gets in, but its effect on all the other products we sell. Dick talked about the electrohydraulic products. Well, the sales in and of themselves might not be absolutely enormous of those, they bring along a lot of other valves we manufacture.

Specifically we are in the process of introducing some stainless steel valves, which is very new for us, that will be used by certain market segments. And those valves are, to get back to the previous question of (Mike Brag) and Brent Miley, are being produced in our U.K. facility. And those will be valves specifically — most often used in green industries, maybe sometimes food processing and stuff like that. Where you either need the great corrosion resistance or absolute cleanliness. So, there’s — the answer to the question is yes, all three. New markets, new products, and new countries.

Do you have any more questions on the line Keith?

Operator: We do have two questions on the phone line.

Richard Arter: OK.

Operator: First we’ll go to Scott Macke with Robert W. Baird.

Scott Macke: Hello again. I’m going to try this one again. I’ll see if I can’t do better. Especially in talking about the electrohydraulic valves, and then the new stainless steel valves out of the U.K. facility, is there any sense you can give us just in terms of the amount of growth you’ve seen by those products? The amount of growth you expect to see from those products? And especially Richard, your point, maybe not so much the growth of just the electrohydraulic product, but the amount of growth you’ve experienced, say in 2004, because of that product, and the additional demand, the other valves you’re able to sell along with that?

Richard Arter: I think it’s very difficult to quantify Scott. Again, the electrohydraulic products open new opportunities that we might not have otherwise been able to see. And they bring along lots of other products. So, to quantify that in some type of financial sense I think is very difficult. I don’t — do you have a way to do it?

Richard Dobbyn: I think we can — I think we can say that when we look out at the breakout of sales that the custom valve pack part of our business is growing at a higher rate than the other parts of the business. We can say that.

Richard Arter: And I think the electrohydraulic products spur that.

Richard Dobbyn: Yes, right.

Scott Macke: I see and then kind of wanted to get a clarification. I couldn’t quite hear on my line if you said you thought that the level of margins were sustainable, or the level of incremental margins were sustainable? I don’t have my model in front of me, but I’m guessing the incremental margin was somewhere around 35 percent in 2004. Do you expect to see something comparable to that in 2005, given your cost structure and the amount of leverage there?

Richard Dobbyn: Yes. I’m saying we can hold the incremental margin, which means on higher volume we expect a higher gross profit percentage rate.

Scott Macke: That in mind, do you guys think in terms of, you know, I’m thinking back like 1995, and 18 percent margins. Is that something that you think is achievable in the next say two years?

Richard Dobbyn: You’re talking about when we were about 36 or 37 percent gross profit? I just don’t want anybody ...

Richard Arter: Yes.

Richard Dobbyn: ... running around saying Dick Dobbyn says it’s going to be 18 percent this year.

Scott Macke: Well, I’m just — I’m trying to get a feel for peak margin potential.

Richard Dobbyn: For what?

Richard Arter: Peak margin, did you say?

Scott Macke: Yes. Correct. Peak operating margin potential.

Richard Dobbyn: I don’t — I don’t think we can say really.

Scott Macke: Fair enough. I’ll hop back in queue.

Richard Dobbyn: Thanks Scott.

Richard Arter: OK.

Operator: And we have one question from Brian Rafn with Morgan Dempsey. Please go ahead.

Brian Rafn: Hi guys.

Richard Arter: Hello Brian.

Richard Dobbyn: Hi Brian.

Brian Rafn: A question for you and maybe this is a question for Dick. I’m assuming you said you held the line on prices. Can you break out then the revenue growth for the year? Primarily I would imagine organic unit volume growth, and then maybe what the component of foreign currency might have been?

Richard Dobbyn: Yes. Sales increase was 33 percent. If you take out the effect of foreign currency, it was 29 percent.

Brian Rafn: OK. And I’m assuming the price inflation was pretty negligible then? Your ability to hike prices across the board, you kind of said, I think ...

Richard Dobbyn: Oh, we had a — I think we had a good ability to raise prices, but we didn’t, because we want to get market share. And we had some price increases in January that were not broad-based, they were selective, and not a large amount of revenue. But they should be enough to hold off some of the cost increases we’re seeing.

Brian Rafn: OK. Can you give us some type of a quantitative magnitude of what your raw materials, your steel costs, and that, were up year-over-year?

Richard Dobbyn: No.

Brian Rafn: Ballpark. I mean ...

Richard Dobbyn: I really can’t.

Brian Rafn: OK. You had talked about — the caller had asked relative to capacity, you mentioned if you get into a physical space, what blueprint-wise what are you looking for if you were to put out another adjacent plant, kind of a square footage?

Richard Dobbyn: I would say not unlike the 265,000 square foot plants we have in Sarasota.

Brian Rafn: OK. OK. Fair enough. What are you guys currently running on a — on a shift basis? Are you running one shift, two shifts?

Richard Dobbyn: We run two shifts, 10 hours. And the second shift is not filled up yet by any stretch. And on the first and second shifts we are working some overtime now.

Brian Rafn: Some overtime. OK. OK. What relative — you mentioned, and I think the comment I think was well placed, industrial — U.S. industrial companies have gone through quote, a depression, since about ‘97.

Richard Dobbyn: You bet.

Brian Rafn: And you guys in ‘01 got to where you had some layoffs with people taking unpaid vacations, and you had some salary reductions. Is there any latent capacity relative to as the company prospers, you know, you leverage up a little on the SG&A, higher raises, higher bonuses, that type of thing? And what do you kind of expect going into ‘05 salary and wage costs inflation for your employees will be?

Richard Dobbyn: I think we’ve brought everybody back to normal, so to speak, in 2004. And we kind of in our benefit plan kind of made up for some of the lost ground where people that worked very hard but they weren’t — they weren’t getting any results until 2004. So, I don’t think we’ll see anything unusual in 2005.

Brian Rafn: So, it’s kind of a normal two, three, four percent average cost of living type?

Richard Dobbyn: Right.

Brian Rafn: OK.

Richard Dobbyn: Bob would you like — our founder, Bob Koski.

Robert Koski: We had no layoffs.

Brian Rafn: No layoffs.

Female: No layoffs.

Richard Dobbyn: Yes, we kept all our people Brian. And evidence the first quarter of last year, we shipped 30 something percent more and didn’t work one hour more of overtime.

Brian Rafn: Well, you guys always get an A in corporate paternalism, so I give you high marks on that.

Richard Arter: It’s not all — we’re not paternal.

Richard Dobbyn: It’s not paternalism, it’s just good business long-term. That’s how we look at it.

Brian Rafn: OK. OK. Can you get us any sense relative to, you know, at 66 percent of your end markets mobile, 34 percent, or roughly one-third, two-thirds is industrial — you get any sense your different end markets, how much is — the sales are direct sales to the customer, and what you might be seeing in a wholesale inventory building?

Richard Dobbyn: We, you know, we sell a large amount through distributors. And it’s the — and we poll our distributors in the U.S. for their inventory. And they were only up about 10 percent at the end of December. So, we don’t — we don’t — and they’ve been kind of flat during the year. So, we don’t really see any channel building, so to speak.

Brian Rafn: OK. OK. What’s your sense kind of on a qualitative as you look across your different markets, you’re talking with your suppliers, the supply chain logistics, what the tone of business, the sense of the duration of this business cycle? You know, what are you — you know, you guys are, you know, certainly a cap ex supplier. What do you guys get the sense, you know, are your customers hesitant to build inventories? You know, everyone’s talked about the cash building up in corporate balance sheets and the latent property, plant, and equipment spending. What do you guys at Sun Hydraulics see when you’re talking to some of your customers?

Richard Dobbyn: I don’t know as we see it in talking to some of our customers, again, because we sell through distribution. But in the industry what we see is that a whole variety of sectors are at different point lines in the whole recovery process. And it’s hard for us to figure where we are in that, because we serve every one of those segments. So, we’re on the rise, and are dependent on whether you’re talking about agricultural equipment or forestry products, or construction equipment, they’re all different dots on that recovery curve.

Brian Rafn: OK. Fair enough. Your cap ex budget for ‘05 you said was somewhat similar to the 4.9 million you spent in ‘04?

Richard Dobbyn: Right.

Brian Rafn: What Dick would be maintenance cap ex? What would be, you know, capacity productivity initiatives?

Richard Dobbyn: I would say about two million maintenance and three million new equipment.

Brian Rafn: OK. And then just one closing question. The loss of the accelerated depreciating tax credit in ‘04, and this repatriation of foreign cash offshore, are those really kind of both negligible effects for Sun Hydraulics?

Richard Dobbyn: Well, actually we are bringing cash back from overseas, but we’ve got enough foreign tax credits to do that. So, we’re not going to use the Jobs Creation Act.

Brian Rafn: OK.

Richard Dobbyn: But we are going to get a manufacturing credit under that Act, and it’s not trivial. It’ll be — it’ll lower our tax rate one percentage point.

Brian Rafn: OK. Hundred basis points. Good enough. Superb job guys. Thanks.

Richard Dobbyn: Thank you Brian.

Richard Arter: Thank you Brian.

Operator: And we have a follow-up question from Scott Macke.

Richard Arter: OK.

Operator: Please go ahead. Mr. Macke, your line’s open.

Scott Macke: Sorry about that. Beat me to the punch on the tax rate, but also wanted to ask about share count, especially in light of the ESOP contribution in January, and the announced share repurchase. Which if I read that correctly, then the share repurchase at 2.5 million give us an idea of the number of ESOP shares expected to be issued in ‘05. But just wanted to confirm that, and maybe get a sense for timing throughout the year.

(Trisha): Yes. This is (Trisha). We purchased — repurchased some of the shares prior to year-end. We only were able to purchase under the preprogrammed plan that we had set up about 6,000 shares. We will be purchasing the rest of them throughout this year, and we probably are going to — it’s going to depend on the stock price when it’s purchased. We’re just going to set up another preprogrammed plan. Number of shares outstanding is just over seven million. So ...

Scott Macke: And is that — is that the number that’s baked into your first quarter forecast?

(Trisha): Yes.

Scott Macke: OK. Thank you. And then, you know, as you look through ‘05 then, and maybe out even to ‘06, at some point you start to accumulate a fair amount of cash. Anything in particular we should be thinking about in terms of what you might do with that cash? What priorities might be?

Richard Arter: Yes. What are you looking for Scott?

Scott Macke: Well, just in terms of — know you guys did — have done substantial dividends in the past. One-time dividends in the past.

Richard Dobbyn: Yes. We have — we have some investment options, and we’re looking at those. And we can’t say anything definite about whether it be dividends or whatever at this point. We’re looking for China markets, and we’re looking at other opportunities. So, we’re well aware that we have gotten a lot of cash, and we intend to either do something with it or give it back to the shareholders.

Scott Macke: All right. Thank you very much.

Richard Arter: Thank you Scott. Are there any questions in the room? Yes sir.

Male: Since you have the three operating environments in the U.S. and in England, and Korea is a very different currency condition, the dollar being weak, the pound being strong, and the WAN having, you know, being fairly strong, is there a chance to optimize margins by moving business between those operations? Or are they fairly regional in their — in their customer base so that you can’t move around for margin optimization?

Richard Dobbyn: Actually we don’t have to do any of that, because we’re lucky. We sell out of the U.K. in dollars into Europe. And the U.K. sells into dollars when they sell us steel manifolds. So, the U.K. has actually been getting currency losses, transaction losses, even though their basic unit is the pound. So, those losses have been offsetting to a large degree the gains that we see in Korea and in Germany. So, at the moment with that structure, we’re kind of self-hedged.

Richard Arter: Any other questions in the room? Are there any other questions on the line Keith?

Operator: No phone questions at this time.

Richard Dobbyn: Is there any ...

Richard Arter: Going once. Going — here’s a question.

(Andy): Dick alluded to China. What challenges and what opportunities do you see in that regards?

Richard Dobbyn: We have a joint venture in China, (Andy), that has been — we’ve just grown very slowly. We just got our big toe wet. And we’re at the point now where, you know, we’re doing a million a year at a good healthy profit, and we’re talking with our partner about where do we go from here? But realize that we’re not in China to manufacture. We’re in China to sell our high-tech, high-performance kind of BMW valve. So, we’re not looking for low cost. We’re looking for them to find their high-performance applications, or high-demanding applications in China. So, we’re looking for distribution in China.

Richard Arter: Yes.

Richard Dobbyn: And we’re looking perhaps somebody to head it up, so if you know anybody that knows anything about hydraulics and speaks Mandarin or something, send them by. The Chinese market is such a large geographic market, and we’ve been centralized largely in Shanghai, in the initial phases. And now we have to kind of send ourselves out farther into the other three or four industrial areas. OK. Can we ...

Richard Arter: Anything else? Keith, anything out there?

Operator: We do have a follow-up from Brian Rafn.

Richard Arter: OK.

Operator: Please go ahead.

Brian Rafn: Yes, a question for you guys relative to the China situation. With all of the worries relative to transfer the technology, national security, piracy, I think Dick had mentioned we’re there not to manufacture but we’re there to distribute and sell. Kind of what are your risks relative to, you know, transfers of technology, that type of thing, when you’re negotiating in China?

Richard Dobbyn: Well, I don’t — I don’t think we have anymore risk in that regard in China than we do anywhere, because everybody can take our products apart and look at them. So, God bless them if they can make them to the high-performance that we can.

Brian Rafn: Sure.

Richard Dobbyn: And the wide variety that we can.

Brian Rafn: So ...

Richard Dobbyn: We have a lot of technology in our process in-house.

Brian Rafn: OK.

Richard Dobbyn: So, it’s very, very expensive to duplicate.

Brian Rafn: OK. You don’t see relative to exporting any, you know, licensing restrictions, or exporting restrictions relative to your valves, cartridge valves, or your manifolds, into China?

Richard Dobbyn: Oh, I see what you mean. No, I don’t think so. I think, you know, there’s nothing you need to ...

Richard Arter: That’s one of the nice parts of making the manifolds locally, you’ve got a lot of design and...

Richard Dobbyn: Yes.

Richard Arter: ... and local content ...

Richard Dobbyn: Yes.

Richard Arter: ... into the foreign markets. That ...

Brian Rafn: Right.

Richard Dobbyn: You have a lot of local content.

Brian Rafn: OK, thanks guys.

Richard Dobbyn: Thank you Brian. Appreciate it.

Richard Arter: Thank you. Anything else Keith?

Operator: No further phone questions.

Richard Arter: Anything in the room? Yes, one here in the room.

Male: As India is becoming a fast growing country, is there anything going on there?

Richard Dobbyn: We have a distributor in India.

Richard Arter: We have a distributor in India.

Richard Dobbyn: And we have a distributor in India. And that’s about it. I don’t ...

Richard Arter: And we have — it’s an interesting market. And I guess we’ve had that distributor signed up for about five or six years, but the sales over there are ...

Richard Dobbyn: Not a big deal.

Richard Arter: ... are relatively meaningless so far. Whether they can turn into anything or not, I’m not sure. But it’s an interesting place. But we do have representation.

Yes sir?

Male: Well, if we’re talking about other countries, I note that you have two distributors in Poland. What’s the story there?

Richard Arter: That’s one of the things we probably didn’t cover when maybe this question that asked about new countries. Our German operation is slowly expanding farther and farther in what used to be the former Eastern Block countries. And that’s a slowly emerging market.

But there was just a tremendous amount of production that’s gone on in that part of the world, over the last 40 years. Tractors, cranes, you name it, the cars. Everything. They build everything over there. So, we’re beginning to migrate that way in signing on distributors. And I think we have two in Poland now. We have a couple in Czechoslovakia, and that’s all being handled out of our German operation in Erkelenz. Long-term that’s a — that’s probably a fair growth market. I don’t think short-term it’s that much. But I think long-term there’s a lot that can happen over ...

Yes sir?

Male: How big a sales force do you have that works with the distributors?

Richard Arter: Where’d he go? He was there a minute ago.

Richard Dobbyn: Yes, that’s it. We’ve got ...

Richard Arter: We really don’t — we really don’t have a sales force, per se. But we have ...

Richard Dobbyn: A couple people in the U.S. that work ...

Richard Arter: ... a couple people.

Richard Dobbyn: ... do distributor support.

Richard Arter: Right.

Richard Dobbyn: And then, you know, one or two in each location to support the foreign distributors.

Richard Arter: I would say there’s ...

Richard Dobbyn: Yes, a lot of the support here is the nature of the culture, in that our design engineers are just as much likely to pick up the phone and answer questions, our customer service people can answer questions. So, it’s the support is not channeled all through one person. Bob, you got a comment?

Robert Koski: Yes. We talk about ((inaudible)).

Richard Arter: Yes. We hold, maybe up to eight times a year, training programs for our distributors. A matter of fact, we have one starting tomorrow, and there’s probably — I know there’s at least one of our distributors here in the room. (Terry) where are you?

Richard Dobbyn: (Terry Lynch) is here.

Richard Arter: Right there. (Terry Lynch). He’s from our distributor in Ontario. But we have — we have what we call learning centers in each of these buildings. As a matter of fact, we have them in Germany and England as well. And we bring our distributors in, like I said, in this country about eight times a year, and we put on very intensive technical classes for them that are taught by our cartridge design and manifold application engineers. So, we do a tremendous amount of training with what is our sales network, which is our distributors. And I would say the same thing goes on also in our remote operations around the world.

Yes sir?

Male: You spoke about the market in China. What’s the market in Russia?

Richard Arter: Right now it’s really hard to say. But, I think long-term it becomes a rather attractive place to be. Right now I don’t ...

Richard Dobbyn: Nothing doing there.

Richard Arter: Not much as far as I know.

Richard Dobbyn: Well, I imagine that we get on a lot of the equipment that’s bought elsewhere that goes to Russia.

Richard Arter: Goes to ...

Richard Dobbyn: But they’re not doing a lot on their own.

Richard Arter: ... from other countries. Yes.

Richard Dobbyn: Yes. Right here.

Richard Arter: Anything else out there Keith?

Operator: No phone questions.

Richard Arter: And in here? Well, thank you all for joining us on this conference call. We’ll be back again in a couple of months at the end of the first quarter. Thank you for listening. Thanks Keith.

Operator: Thank you. Ladies and gentlemen, this concludes today’s teleconference. You may disconnect at this time.

Richard Arter: Well, thank you all for participating in that.

END